Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen              MEDIA

Vice President, Corporate Communication

ConAgra Foods, Inc.

tel: 402-595-5210

Chris Klinefelter            ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-595-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS HIGHER-THAN-PLANNED FOURTH-QUARTER

EPS; EXPECTS STRONG PERFORMANCE FROM CONTINUING OPERATIONS

IN FISCAL 2009

OMAHA, Neb., June 26, 2008 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2008 fourth quarter ended May 25, 2008. Overall sales grew 15% and diluted EPS from continuing operations grew 38%. Current-quarter diluted EPS (continuing and discontinued operations) was $0.41, which includes net $0.03 per diluted share of expense from items impacting comparability. Prior-year diluted EPS (continuing and discontinued operations) of $0.39 included net $0.01 per diluted share of expense from items impacting comparability. Items impacting comparability in the current and prior year are summarized toward the end of this release.

Gary Rodkin, chief executive officer of ConAgra Foods, commented, “In fiscal 2008, we made progress in several important areas of our company, most notably pricing, the innovation pipeline, more effective marketing, and efficiencies. While our higher-than-planned fourth quarter EPS largely reflects another strong performance from the Trading & Merchandising operations, we are also pleased with the improved execution demonstrated in our continuing operations. Given the operating progress made this fiscal year as well as the recent divestiture of our Trading & Merchandising operations, we have an even greater focus on successfully executing the initiatives in our core food operations, as well as a much stronger foundation on which to deliver predictable and sustainable profitable growth going forward.”

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CONAGRA FOODS

The following summary of segment sales and operating profit performance reflects activities within continuing operations. EPS of $0.23 per diluted share from discontinued operations, discussed toward the end of this document, reflects a strong performance from the company’s Trading & Merchandising operations. The company notes that the reclassification of certain results from continuing operations to discontinued operations during the quarter was due largely to the divestiture of the Trading & Merchandising operations; current and historical financial results reflect this change in classification.

Consumer Foods Segment (59% of fiscal 2008 sales)

Branded consumer products sold in retail and foodservice channels;

excludes international consumer operations.

Volume & Sales Data	Year-over-year % Change
	As Reported	Comparable*
Unit Volumes	Flat	-1%
Overall Sales	6%	4%
Sales for Priority Investment Brands	4%	2%
Sales for Enabler Brands	9%	9%

*	Comparable sales calculations exclude the impact of 1) sales contributed by the peanut butter business in the current and prior years, 2) sales contributed by the Banquet and private label pot pie business in the current and prior years, 3) sales for Alexia Foods, which was acquired during Q1 of fiscal 2008, and 4) sales for Lincoln Snacks, which was acquired during Q2 of fiscal 2008. See page 9 for Regulation G reconciliations.

The Consumer Foods segment posted sales of $1.7 billion and operating profit of $167 million for the quarter. The following Consumer Foods segment commentary relates to comparable performance unless otherwise indicated.

Consumer Foods’ comparable sales growth was 4%, reflecting a 5% increase in net realized pricing and a 1% decrease in volume. Significant net pricing actions for the company’s consumer products were implemented with customers March 24 and thus were in effect for approximately two months of the quarter; future quarters will reflect the full quarterly impact of these price increases.

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CONAGRA FOODS

•

Comparable sales for priority investment brands, which represent almost 70% of segment sales, increased 2%; this reflects net price increases of approximately 4% and a volume decline of approximately 2%.

•

Comparable sales for enabler brands increased 9%, reflecting net price increases of approximately 10% and an overall volume decline of 1%. A significant portion of the increased pricing relates to cooking oil.

•	More brand details can be found in the Q&A document accompanying this release.

Operating profit of $167 million was slightly ahead of last year, as reported, and declined 5% on a comparable basis as detailed on page 9; this represents a significant improvement from recent quarterly trends. This sequential improvement was largely driven by recent price increases. Although the company continued to successfully implement cost-saving initiatives, these were more than offset by input cost inflation in the range of $150 million. The company expects the Consumer Foods segment to perform well in fiscal 2009 given the strength of the innovation pipeline, recent and planned pricing actions, and the cost-saving initiatives in place.

Food and Ingredients Segment (35% of fiscal 2008 sales)

Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

During the quarter, sales for the Food and Ingredients segment were $1.2 billion, 32% ahead of last year. Sales for the milling operations grew as higher wheat costs were passed on as higher selling prices; Lamb Weston specialty potato and appetizer operations benefited from improved pricing and product mix as well as volume growth in export markets, the combination of which more than offset the impact of significant inflation. Sales results for dehydrated products and seasoning blends grew due to new initiatives with key customers. The recent acquisition of Watts Brothers Farms contributed approximately 2 points of sales growth to the overall segment, and the company notes that the integration of the business is going smoothly. Segment operating profit was $115 million for the quarter, 9% ahead of year-ago amounts, due to the strong sales results discussed above and a focus on efficiencies.

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CONAGRA FOODS

International Foods Segment (6% of fiscal 2008 sales)

Branded consumer products sold internationally to retail channels.

During the quarter, sales for the International Foods segment were $185 million, 17% ahead of year-ago amounts, largely due to strong performances for popcorn, tomato, canned pasta, and snack products in key markets. The impact of foreign currency exchange rates contributed 7 points of sales growth. Canada and Mexico, the largest geographic markets in the segment, posted strong overall sales growth.

As reported, operating profit of $11 million was 39% below the $18 million earned in the year-ago period, primarily due to $10 million of restructuring costs incurred in the current quarter to improve future operating efficiencies. Excluding these restructuring costs in the current quarter, operating profit was ahead of year-ago amounts, reflecting sales growth as well as a focus on efficiencies.

Other Items

•

The company is very focused on SG&A efficiencies across its operations. Pursuing SG&A savings resulted in restructuring charges in the fourth quarter of $22 million ($10 million in International Foods, $7 million in Consumer Foods and approximately $5 million of unallocated corporate expense).

•

Corporate expense was $114 million for the quarter and $164 million in the year-ago period. Current quarter includes approximately $5 million of restructuring costs. The comparable year-over-year decrease reflects a focus on SG&A efficiencies in several expense areas. Professional services costs, primarily related to information technology projects, were below prior-year amounts, as were incentive accruals.

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CONAGRA FOODS

•

Equity method investment earnings were $7 million for the fourth quarter, down from $14 million in the year-ago period, primarily reflecting higher input costs for an international specialty potato joint venture.

•

Net interest expense was $70 million in the current quarter and $57 million in the year-ago period; during the quarter, the company increased its commercial paper borrowings to support working capital needs, primarily in the Trading & Merchandising operations.

•	The effective tax rate was 26% in the current quarter; the EPS impact of the lower-than-expected tax rate is listed as an item impacting comparability.

Capital Items

•	During the quarter, the company repurchased approximately 4.1 million shares of its stock for approximately $100 million.

•	Dividends paid during the quarter totaled $93 million versus $90 million last year.

•

For the quarter, capital expenditures from continuing operations for property, plant and equipment were $128 million compared with $146 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $76 million for the quarter, in line with year-ago amounts.

•

During the quarter, the company purchased Watts Brothers Farms, which owns and operates agricultural and farming businesses in Washington and Oregon. The purchase price was approximately $130 million in cash, plus the assumption of approximately $85 million of interest-bearing debt.

•	During the quarter, the company sold the Knott’s Berry Farm brand of jams, jellies and preserves for pretax proceeds of approximately $55 million in cash.

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CONAGRA FOODS

•

The company recently completed the divestiture of its Trading & Merchandising operations to an investment group led by Ospraie Special Opportunities Fund. The purchase price was approximately $2.8 billion, net of transaction costs and subject to post-closing adjustments, which included before-tax proceeds of approximately $2.2 billion of cash and $550 million (face value) of payment-in-kind debt securities. From the after-tax cash proceeds, the company expects to repurchase approximately $900 million of its shares during the first half of fiscal 2009, which, along with the $100 million repurchased in the fiscal fourth quarter of fiscal 2008, should meaningfully contribute to fiscal 2009 EPS performance as the fiscal year progresses. The company also plans to significantly reduce its commercial paper balances with the after-tax cash proceeds of the transaction.

Discontinued Operations

During the quarter, diluted EPS from discontinued operations was $0.23 as reported, which includes $0.02 per diluted share of net expense from items impacting comparability, most of which relates to an unusually high tax rate. These earnings were largely driven by the Trading & Merchandising operations, now classified as discontinued operations, which had strong results in wholesale fertilizer operations and agricultural commodities merchandising. The Trading & Merchandising operations were sold after the fiscal year-end. Current-quarter discontinued operations also include results for the Knott’s Berry Farm brand, including a small pretax gain on the sale of that brand, which occurred on May 13, 2008.

Outlook

The company expects EPS from continuing operations, excluding items impacting comparability, to be in the range of $1.56-$1.59 in fiscal 2009. Reflecting the seasonality of operating results as well as the fact that the planned share-repurchase and debt-reduction activities are not expected to be completed until the end of the first half of fiscal 2009, the company expects diluted EPS from continuing operations for the first quarter of fiscal 2009 to be in the range of $0.26-$0.28. This first-quarter outlook excludes items impacting comparability. The company will comment on its outlook in the regularly scheduled earnings releases throughout the year. The company notes that fiscal 2009 has 53 weeks.

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CONAGRA FOODS

Major Items Affecting Fourth-quarter Fiscal 2008 EPS Comparability

Included in the $0.41 diluted EPS (continuing and discontinued operations combined) for the fourth quarter of fiscal 2008 (EPS amounts rounded and after tax):

•

$22 million pretax, or $0.03 per diluted share, of expense related to restructuring efforts to improve operating efficiencies in continuing operations. These are reflected in the Consumer Foods segment (approximately $7 million of SG&A) and the International Foods segment (approximately $1 million of Cost of goods sold, $9 million of SG&A) and approximately $5 million of unallocated corporate expense.

•	Approximately $0.02 per diluted share of benefit from an unusually low tax rate on continuing operations.

•	Approximately $0.02 per diluted share of net expense in discontinued operations, primarily due to an unusually high tax rate.

Included in the $0.39 of diluted EPS (continuing and discontinued operations combined) for the fourth quarter of fiscal 2007 (EPS amounts rounded and after tax):

•

Costs resulting from the peanut butter recall negatively impacted EPS by approximately $0.02 per diluted share, or $18 million pretax, almost all of which is reflected within the Consumer Foods segment ($5 million impact on Gross Profit, $12 million impact on SG&A).

•	Benefit of approximately $0.01 per diluted share from a slightly lower-than-expected tax rate.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss fourth-quarter results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-224-1164 and 1-913-981-5591, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

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CONAGRA FOODS

A rebroadcast of the conference call will be available after 1 p.m. EDT. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112 and international participants should dial 1-719-457-0820 and enter pass code 8891440. A rebroadcast also will be available on the company’s Web site. In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE:CAG) is one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Reddi-wip, and many others. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials, product pricing, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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CONAGRA FOODS

Regulation G Disclosure

Consumer Foods Segment

Below is a reconciliation of segment sales and operating profit exclusive of the pot pie business, the peanut butter business, Alexia Foods business, Lincoln Snacks business, recall costs and restructuring charges.

	Consumer Foods Segment Reconciliation (impacted by rounding)
(Dollars in millions)	Q4 FY08	Q4 FY07	% Change
Consumer Foods Net Sales	$1,704	$1,609	6%
Pot Pie Net Sales	(21)	(26)
Net Sales of Acquired Businesses (Alexia & Lincoln Snacks)	(16)	—
Peanut Butter Net Sales	(23)	—

Adjusted Consumer Foods Net Sales	$1,644	$1,583	4%

(Dollars in millions)	Q4 FY08	Q4 FY07	% Change
Priority Investment Brands Net Sales	$1,194	$1,143	4%
Banquet Pot Pie Net Sales	(17)	(22)
Net Sales of Acquired Businesses (Alexia & Lincoln Snacks)	(14)	—
Peter Pan Net Sales	(23)	—

Priority Investment Brands Adjusted Net Sales	$1,140	$1,121	2%

(Dollars in millions)	Q4 FY08	Q4 FY07	% Change
Enabler Brands Net Sales	$510	$466	9%
Private Label Pot Pie Net Sales	(4)	(4)
Private Label Net Sales of Acquired Businesses	(2)	—

Enabler Brands Adjusted Net Sales	$504	$462	9%

(Dollars in millions)	Q4 FY08	Q4 FY07	% Change
Consumer Foods Segment Operating Profit	$167	$166	1%
Peter Pan Recall Costs	—	17
Restructuring Plan Charges/Benefits	7	—

Consumer Foods Segment Adjusted Operating Profit	$174	$183	-5%

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

In millions

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 25, 2008	May 27, 2007	Percent Change
SALES
Consumer Foods	$1,703.9	$1,609.4	5.9%
Food and Ingredients	1,188.8	897.6	32.4%
International Foods	185.4	158.3	17.1%

Total	3,078.1	2,665.3	15.5%

OPERATING PROFIT
Consumer Foods	$166.7	$166.1	0.4%
Food and Ingredients	114.7	104.8	9.4%
International Foods	10.7	17.5	(38.9)%

Total operating profit for segments	292.1	288.4	1.3%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(113.6)	(164.4)	(30.9)%
Interest expense, net	(69.6)	(56.9)	22.3%

Income from continuing operations before income taxes and equity method investment earnings	$108.9	$67.1	62.3%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

In millions

	YEAR TO DATE
	52 Weeks Ended	52 Weeks Ended
	May 25, 2008	May 27, 2007	Percent Change
SALES
Consumer Foods	$6,799.8	$6,496.7	4.7%
Food and Ingredients	4,128.1	3,421.5	20.7%
International Foods	677.8	613.5	10.5%

Total	11,605.7	10,531.7	10.2%

OPERATING PROFIT
Consumer Foods	$780.8	$847.6	(7.9)%
Food and Ingredients	511.7	434.8	17.7%
International Foods	49.3	64.4	(23.4)%

Total operating profit for segments	1,341.8	1,346.8	(0.4)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(392.3)	(427.9)	(8.3)%
Interest expense, net	(253.3)	(219.5)	15.4%

Income from continuing operations before income taxes and equity method investment earnings	$696.2	$699.4	(0.5)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

In millions, except per share amounts

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 25, 2008	May 27, 2007	Percent Change
Net sales	$3,078.1	$2,665.3	15.5%
Costs and expenses:
Cost of goods sold	2,430.4	2,031.3	19.6%
Selling, general and administrative expenses	469.2	510.0	(8.0)%
Interest expense, net	69.6	56.9	22.3%

Income from continuing operations before income taxes and equity method investment earnings	108.9	67.1	62.3%
Income tax expense	30.1	18.8	60.1%
Equity method investment earnings	6.8	14.3	(52.4)%

Income from continuing operations	85.6	62.6	36.7%
Income from discontinued operations, net of tax	115.7	129.4	(10.6)%

Net income	$201.3	$192.0	4.8%

Earnings per share – basic
Income from continuing operations	$0.18	$0.13	38.5%
Income from discontinued operations	0.23	0.26	(11.5)%

Net income	$0.41	$0.39	5.1%

Weighted average shares outstanding	486.0	494.9	(1.8)%

Earnings per share – diluted
Income from continuing operations	$0.18	$0.13	38.5%
Income from discontinued operations	0.23	0.26	(11.5)%

Net income	$0.41	$0.39	5.1%

Weighted average share and share equivalents outstanding	489.3	498.2	(1.8)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

In millions, except per share amounts

	YEAR TO DATE
	52 Weeks Ended	52 Weeks Ended
	May 25, 2008	May 27, 2007	Percent Change
Net sales	$11,605.7	$10,531.7	10.2%
Costs and expenses:
Cost of goods sold	8,890.1	7,838.7	13.4%
Selling, general and administrative expenses	1,766.1	1,774.1	(0.5)%
Interest expense, net	253.3	219.5	15.4%

Income from continuing operations before income taxes and equity method investment earnings	696.2	699.4	(0.5)%
Income tax expense	227.2	245.5	(7.5)%
Equity method investment earnings	49.7	28.4	75.0%

Income from continuing operations	518.7	482.3	7.5%
Income from discontinued operations, net of tax	411.9	282.3	45.9%

Net income	$930.6	$764.6	21.7%

Earnings per share – basic
Income from continuing operations	$1.06	$0.96	10.4%
Income from discontinued operations	0.85	0.56	51.8%

Net income	$1.91	$1.52	25.7%

Weighted average shares outstanding	487.5	504.2	(3.3)%

Earnings per share – diluted
Income from continuing operations	$1.06	$0.95	11.6%
Income from discontinued operations	0.84	0.56	50.0%

Net income	$1.90	$1.51	25.8%

Weighted average share and share equivalents outstanding	490.9	507.1	(3.2)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

In millions

	May 25, 2008	May 27, 2007
ASSETS
Current assets
Cash and cash equivalents	$140.9	$730.8
Receivables, less allowance for doubtful accounts of $17.6 and $16.8	890.6	819.0
Inventories	1,931.5	1,625.1
Prepaid expenses and other current assets	451.6	319.2
Current assets held for sale	2,667.4	1,511.9

Total current assets	6,082.0	5,006.0
Property, plant and equipment, net	2,489.8	2,206.5
Goodwill	3,483.3	3,404.8
Brands, trademarks and other intangibles, net	816.7	774.8
Other assets	553.2	230.8
Noncurrent assets held for sale	257.5	212.6

	$13,682.5	$11,835.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$599.8	$21.3
Current installments of long-term debt	14.9	17.9
Accounts payable	786.0	746.5
Accrued payroll	374.2	334.5
Other accrued liabilities	688.3	846.3
Current liabilities held for sale	1,188.1	714.4

Total current liabilities	3,651.3	2,680.9
Senior long-term debt, excluding current installments	3,186.9	3,218.6
Subordinated debt	200.0	200.0
Other noncurrent liabilities	1,293.0	1,129.9
Noncurrent liabilities held for sale	13.9	23.2
Common stockholders’ equity	5,337.4	4,582.9

	$13,682.5	$11,835.5

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